Exhibit 23.3

Consent/Transmittal letter for KBW Fairness Opinion

Being Filed in a Form S-4 Registration Statement

The Board of Directors

Excel Bank Corporation

50 South Sixth Street

Minneapolis, MN 55402

Members of the Board:

Reference is hereby made to our letter dated February 9, 2007 with respect to the fairness, from a financial point of view, to the stockholders of Excel Bank Corporation (“Target”) of the cash and stock consideration to be paid to the Target shareholders in the proposed merger (the “Merger”) of the Target with a wholly-owned subsidiary of Marshall & Ilsley Corporation (“Acquiror”), pursuant to the Agreement and Plan of Merger, dated as of February 9, 2007, between Target and Acquiror (the “Agreement”), as described in the Registration Statement of Acquiror on Form S-4 dated March 27, 2007, (the “Registration Statement”), which Acquiror has filed with the Securities and Exchange Commission in connection with the proposed Merger.

The foregoing letter is not to be used, circulated, quoted or otherwise referred to for any purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

In that regard, we hereby consent to the reference to our Firm and to the foregoing letter and to the inclusion of the foregoing letter in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

KEEFE, BRUYETTE & WOODS, INC.

By:
Name:	Daniel D. Floyd
Title:	Principal

Date: March 23, 2007